UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 24, 2013

Mimvi, Inc.

(Exact name of registrant as specified in its charter)

000-54074

(Commission File Number)

Nevada	26-0685980
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

440 N. Wolfe Road

Sunnyvale, California 94086

(Address of principal executive offices)

818-483-3585

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 24, 2013, the Company’s Board of Directors approved the grant of stock option awards to the following named executive officers, in the amounts set forth, and effective as of each respective grant date, as follows:

Named Executive Officer	Stock Options Granted	Grant Date
Michael Poutre, Chief Executive Officer	500,000	April 24, 2013
Kevin J. Conner, Chief Financial Officer	500,000	April 24, 2013
Kasian Franks, Chief Visionary Officer	500,000	April 24, 2013

The Options are ten (10) year options to purchase shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). All of the Options have an exercise price of $0.15 per share, the closing price of one share of the Company’s Common Stock on the Grant Date, and the Options granted to the executive officers are intended to be incentive stock options for tax purposes to the extent legally permissible. Fifty percent (50%) of the Options vest immediately and the remainder become exercisable monthly at a rate of 1/24th per month for the 24 months following the date of grant, in each case, if the named executive officer remains employed by the Company or any of its subsidiaries on each vesting date. Notwithstanding the foregoing, upon the effective date of a Change in Control of the Company (as defined in the Company’s Amended and Restated 2010 Stock Plan, as amended (the “Plan”)), the vesting of the shares subject to the applicable option will be accelerated so that all of the Options held by such holder that have not yet vested as of such Change in Control will vest immediately. Payment of the exercise price may be made in cash, by certified or cashier’s check or on a cashless basis.

The Options were granted under and in accordance with the terms and conditions of the Plan and Stock Option Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIMVI, INC.

Date: April 30, 2013	By:	/s/ Michael Poutre
Michael Poutre
Chief Executive Officer